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                                                                       EXHIBIT A

                                    BYE-LAWS

                                       OF

                    ANNUITY AND LIFE RE (HOLDINGS), LTD.(1)

1.  INTERPRETATION

  (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

                                 *     *     *


          (aa) 10% "Proscribed Shareholder" means a United States Person who owns, in the aggregate, (i) directly, (ii) with respect to Persons who are United States Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued Common Shares of the Company representing ten percent (10%) or more of the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company, or a Person, other than a United States Person, who owns, in the aggregate, (i) directly, (ii) by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) of the Code or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued Common Shares of the Company representing seventeen percent (17%) or more of the total combined voting rights attaching to the issued Common Shares and the issued shares of any other class or classes of shares of the Company;


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10.  POWER TO PURCHASE SHARES OF THE COMPANY

  (1) EXERCISE OF POWER TO REPURCHASE SHARES OF THE COMPANY

     The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Sections 42 and 42A of the Act or to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

  (2) UNILATERAL REPURCHASE RIGHT

     Subject to Section 42A of the Act, if the Board in its absolute and unfettered discretion, on behalf of the Company, determines that share ownership by any Member may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of the Members, the Company will have the option, but not the obligation, to repurchase all or part of the shares held by such Member (to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences) for immediately available funds in an amount equal to the Fair Market Value of such shares on the date the Company sends the Repurchase Notice referred to below (the "Repurchase Price"); provided, that the Board will use reasonable efforts to exercise this option equally among similarly situated Members (to the extent possible under the circumstances). In that event, the Company will also be entitled to assign its repurchase right to a third party or parties including one or more of the other Members, with the consent of such assignee. Each Member shall be bound by the determination by the Company to repurchase or assign its

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     (1) Only the sections proposed to be amended are shown. Breaks in the documents are indicated by strings of asterisks. Language proposed to be added by the proposed amendment is underlined; language proposed to be deleted by the proposed amendment is struck through.
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right to repurchase such Member's shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell.

     In the event that the Company or its assignee(s) determines to repurchase any such shares, the Company shall provide each Member concerned with written notice of such determination (a "Repurchase Notice") at least seven (7) calendar days prior to such repurchase or such shorter period as each such Member may authorize, specifying the date on which any such shares are to be repurchased and the Repurchase Price. The Company may revoke the Repurchase Notice at any time before it (or its assignee(s)) pays for the shares. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Members of any intention to purchase or the conclusion of any purchase of shares. Payment of the Repurchase Price by the Company or its assignee(s) shall be by wire transfer or certified check and made at a closing to be held no less than seven (7) calendar days after receipt of the Repurchase Notice by the Member.

  (3) RESTRICTIONS ON REPURCHASES



     If the Company redeems or purchases shares pursuant to this Bye-law 10, it shall do so only in a manner the Board believes would not result, upon consummation of such redemption or purchase, in the number of total Controlled Shares of any Person, as a percentage of the shares of the Company, increasing to ten percent (10%) or any higher percentage any Person becoming a Proscribed Shareholder, on an Unadjusted Basis.


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52.  LIMITATION ON VOTING RIGHTS OF CONTROLLED SHARES


     (1) Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll at a general meeting every Member of record present in person or by proxy shall have one vote for each Common Share and such voting rights, if any, for each Preferred Share registered in his name in the register; provided, however, that, subject to the following provisions of this Bye-law 52:



          (a) If and for so long as the number of issued Controlled Shares of any United States Person would constitute ten percent (10%) or more of the total combined voting rights attaching to the issued shares of the Company (calculated after giving effect to any prior reduction in voting rights attaching to Controlled Shares of other Persons as provided in this Bye-law
     52), each such issued Controlled Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula (the "U.S. Formula"):


                         (T -- C) Divided By (9.1 x C)

        Where: "T" is the aggregate number of votes conferred by all the issued shares immediately prior to that application of the U.S. Formula with respect to any particular Member, adjusted to take into account any prior reduction taken with respect to any other Member pursuant to Bye-law 52(4) as at the same date;

                "C" is the number of issued Controlled Shares attributable to such United States Person.


          (b) If and for so long as the number of issued Controlled Shares of any Person, other than a United States Person, would constitute seventeen percent (17%) or more of the total combined voting rights attaching to the issued shares of the Company (calculated after giving effect to any prior reduction in voting rights attaching to Controlled Shares of other Persons as provided in this Bye-law 52), each such issued Controlled Share, regardless of the identity of the registered holder thereof, shall confer only a


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     fraction of a vote as determined by the following formula (the "Non-U.S.
     Formula" and, together with the U.S. Formula, the "Formulas"):

                         (T -- C) Divided By (4.9 x C)

        Where: "T" is the aggregate number of votes conferred by all the issued shares immediately prior to that application of the Non-U.S. Formula with respect to any particular Member, adjusted to take into account any prior reduction taken with respect to any other Member pursuant to Bye-law 52(4) as at the same date;

                "C" is the number of issued Controlled Shares attributable to such non-United States Person.


     (2) The Directors may, by notice in writing, require any Member to provide within not less than ten (10) Business Days, complete and accurate information to the registered office or such other place as the Directors may designate in respect of any or all of the following matters:

          (a) the number of shares in which such Member is legally or beneficially interested;

          (b) the Persons who are beneficially interested in shares in respect of which such Member is the registered holder;

          (c) the relationship, association or affiliation of such Member with any other Member or Person whether by means of common control or ownership or otherwise; or

          (d) any other facts or matters which the Directors may consider relevant to the determination of the number of Controlled Shares attributable to any Person.

     (3) If any Member does not respond to any notice given pursuant to Bye-law 52(2) above within the time specified therein or the Directors shall have reason to believe that any information provided in relation thereto is incomplete or inaccurate, the Directors may determine that the votes attaching to any Common Shares registered in the name of such Member shall be disregarded for all purposes until such time as a response (or additional response) to such notice reasonably satisfactory to the Directors has been received as specified therein.


     (4) The Formula Formulas shall be applied successively as many times as may be necessary to ensure that no Person shall be a 10% Proscribed Shareholder at any time. For the purposes of determining the votes exercisable by Members as at any date, the relevant Formula shall be applied to the shares of each Member in declining order based on the respective numbers of total Controlled Shares attributable to each Member. Thus, the Formula Formulas will be applied first to the votes of shares held by the Member to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the Member with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued Common Shares as of such date, as reduced by the application of the relevant Formula to any issued Common Shares of any Member with a larger number of total Controlled Shares as of such date.

     (5) Notwithstanding the provisions of paragraphs (1) and (2) of this Bye-law 52 above, having applied the provisions thereof as best as they consider reasonably practicable, the Directors may make such final adjustments to the aggregate number of votes attaching to the Controlled Shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no Person shall be a 10% Proscribed Shareholder at any time.


     (6) Notwithstanding anything in these Bye-laws, this bye-law shall not apply for so long as the Company shall have only one Member.

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53.  POWER TO ISSUE SHARES

     (1) Subject to the provisions of these Bye-laws and to any rights attaching to issued shares of the Company, the unissued shares of the Company (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options or rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine (including, without limitation, such preferred or other special rights or restrictions with respect to dividend, voting, liquidation or other rights of the shares as may be determined by the Board).


     (2) Notwithstanding the foregoing provisions of this Bye-law, the Company shall not issue any shares in a manner that the Board believes would cause, by reason of such issuance, the total Controlled Shares of any Person to equal or exceed ten percent (10%) of the issued shares of the Company. any Person to become a Proscribed Shareholder.


     Notwithstanding the foregoing provisions of this Bye-law, the restrictions of this Bye-law 53(2) shall not apply to any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which the Company is a party, for resale.

     (3) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

     (4) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-law shall prohibit transactions permitted pursuant to Sections 39A, 39B, and 39C of the Act.

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63.  RESTRICTION ON TRANSFER

     (1) Subject to the Act, this Bye-law 63 and such other of the restrictions contained in these Bye-laws and elsewhere as may be applicable, and except, in the case of any shares other than the Common Shares, as may otherwise be provided by the terms of issuance thereof, any Member may sell, assign, transfer or otherwise dispose of shares of the Company at the time owned by it and, upon receipt of a duly executed form of transfer in writing, the Directors shall procure the timely registration of the same. If the Directors refuse to register a transfer for any reason they shall notify the proposed transferor and transferee within thirty days of such refusal.


     (2) Except with respect to transfers of the Company's shares executed on the Nasdaq National Market, the Directors shall decline to register a transfer of shares if the Directors have reason to believe that the effect of such transfer would be to increase the number of total Controlled Shares of any Person to ten percent (10%) or any higher percentage of the shares of the Company make any Person a Proscribed Shareholder, on an Unadjusted Basis.


     (3) Except with respect to transfers of the Company's shares executed on the Nasdaq National Market, the Directors may, in their absolute and unfettered discretion, decline to register the transfer of any shares if the Directors have reason to believe (i) that such transfer may expose the Company, any subsidiary thereof, any Member or any Person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of such transfer under the Securities Act or under any blue sky or other United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected (provided, however, that in this case (ii) the Directors shall be entitled to request and rely on an opinion of counsel to the transferor or the transferee, in form and substance satisfactory to the Directors, that no such approval or consent is required and no such violation would occur, and the Directors shall not be obligated to register any transfer absent the receipt of such an opinion).

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     (4) Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

     (5) The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; PROVIDED that such registration shall not be suspended for more than forty-five days in any period of three hundred and sixty five (365) consecutive days.

     (6) The Directors may require any Member, or any Person proposing to acquire shares of the Company, to certify or otherwise provide information in writing as to such matters as the Directors may request for the purpose of giving effect to Bye-laws 10(2), 10(3), 53(2), 63(2) and 63(3), including as to such Person's status as a United States Person, its Controlled Shares and other matters of the kind contemplated by Bye-law 52(2). Such request shall be made by written notice and the certification or other information requested shall be provided to such place and within such period (not less than ten (10) Business Days after such notice is given unless the Directors and such Member or proposed acquiror otherwise agree) as the Directors may designate in such request. If any Member or proposed acquiror does not respond to any such request by the Directors as requested, or if the Directors have reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Directors may decline to register any transfer or to effect any issuance or purchase of shares to which such request relates.


     (7) With respect to a transfer of the Company's shares executed on the Nasdaq National Market, if the Directors have reason to believe that the effect of such transfer would be to increase the total number of Controlled Shares of any Person to ten percent (10%) or any higher percentage of the shares of the Company make any Person a Proscribed Shareholder, on an Unadjusted Basis. The Directors may, in their absolute and unfettered discretion, within ten business days of learning of such transfer, cause a notice to be delivered to such Person demanding that such Person surrender to an agent designated by the Directors certificates representing the shares and any dividends or distributions that the Person has received as a result of owning the shares. Such a Person who has resold the shares before receiving such notice will be required to transfer to the agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for the shares, together with any dividends or distributions that the transferee received from the Company. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the agent will use its best efforts to sell such shares and any non-cash dividends or distributions in an arm's-length transaction on the Nasdaq National Market. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for the shares, the agent will pay any remaining proceeds and any cash dividends and distributions to organizations described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, that the Directors designate. The proceeds of any such sale by the Agent or the surrender of dividends or distributions will not inure to the benefit of the Company or the agent, but such amounts may be used to reimburse expenses incurred by the agent in performing its duties.


     (8) With respect to a transfer of the Company's shares executed on the Nasdaq National Market, if the Directors have reason to believe that such transfer may expose the Company, any subsidiary thereof, any Member or any Person ceding insurance to the Company or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction, the Directors may, in their absolute and unfettered discretion, within ten business days of learning of such transfer, cause a notice to be delivered to such person demanding that such Person surrender to an agent designated by the directors certificates representing the shares and any dividends or distributions that the Person has received as a result of owning the shares. A Person who has resold the shares before receiving such notice will be required to transfer to the agent the proceeds of the sale, to the extent such proceeds exceed the amount that the Person paid for the shares, together with any dividends or distributions that the Person received from the Company. As soon as practicable after receiving the shares and any dividends or distributions that the Person received, the agent will use its best efforts to sell such shares and any non-cash dividends or distributions in an arm's-length transaction on the Nasdaq National Market. After applying the proceeds from such sale toward reimbursing the Person for the price paid for the shares, the agent will pay any remaining proceeds and any cash dividends and distributions to organizations described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, that the Directors
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designate. The proceeds of any such sale by the agent or the surrender of dividends or distributions will not inure to the benefit of the Company or the agent, but such amounts may be used to reimburse expenses incurred by the agent in performing its duties.

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